Exhibit 99.1

United Security Bancshares Announces Stock Repurchase Plan

FRESNO, Calif., Feb. 25 /PRNewswire-FirstCall/ – Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares (Nasdaq: UBFO), http://www.unitedsecuritybank.com/ , announced today that the Board of Directors approved a plan to repurchase, as conditions warrant, up to 276,500 shares of the Company’s common stock on the open market or in privately negotiated transactions. The repurchase plan represents approximately 5.00% of the Company’s currently outstanding common stock. The duration of the program is open-ended and the timing of purchases will depend on market conditions. The Board approved a similar repurchase plan in 2001 consisting of 280,000 shares. Concurrent with the approval of the new repurchase plan, the Board canceled the remaining 64,577 shares under the earlier repurchase plan.

Woods stated, “This stock repurchase program is being implemented to provide management with an additional tool to optimize the Company’s use of equity capital and enhance shareholder value. United Security Bancshares’ strong capital position and considerable allowance for loan loss reserve supports this new program.”

United Security Bancshares is the holding company for United Security Bank which operates seven branches and four loan centers in Fresno and Madera counties. The Bank will open its eighth branch in March 2004 in downtown Fresno and expects to open its ninth and tenth offices in April after completing a merger with Taft National Bank.

Forward-Looking Statements

This news release contains forward-looking statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in regulatory, judicial, or legislative tax treatment of business transactions, particularly recently enacted California tax legislation and the subsequent Dec. 31, 2003, announcement by the Franchise Tax Board regarding the taxation of REITs and RICs; and (8) unknown economic impacts caused by the State of California’s budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings.

SOURCE United Security Bancshares